UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2009

Grand Canyon Education, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Company is providing the following additional details with respect to its qui tam settlement negotiations:

Pursuant to the court’s mandatory scheduling order, we have entered into settlement discussions with respect to the qui tam matter with the relator. In connection with such discussions, we are negotiating for a comprehensive settlement that would include, among other things, the resolution by the Office of Inspector General of its investigation. Accordingly, any such settlement would need to be approved not only by the relator, but by the U.S. Department of Justice (which has authority to approve settlements of False Claims Act matters), and the Department of Education. Based on publicly available information, we believe that similar qui tam lawsuits involving compensation practices of other post-secondary education institutions have settled (or have resulted in announced charges in anticipation of settlement) in the range of $4.9 million to $7.0 million.  While we cannot assure you that this matter will be settled on terms acceptable to us or at all, we do not believe that any potential settlement, if in the amount (which is within the range of such other settlements) and on the terms currently under discussion, will materially adversely affect our business, operations, or liquidity, although any charge taken in connection with such a potential settlement would likely be material to our operating results and cash flow for the periods affected by the charge. If such settlement does not occur, we would continue to vigorously defend this lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: September 4, 2009

By: /s/ Daniel E. Bachus
       Daniel E. Bachus
       Chief Financial Officer
       (Principal Financial and Principal Accounting Officer)